As filed with the Securities and Exchange Commission on June 30,
1994
                                        Registration No. 33-49620
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                        AMENDMENT NO. 3
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                        Food Lion, Inc.
     (Exact name of registrant as specified in its charter)

        North Carolina                  56-0660192
 (State or other jurisdiction           (I.R.S. Employer
     of incorporation or                Identification No.)
        organization)
                         P.O. Box 1330
                      2110 Executive Drive
              Salisbury, North Carolina 28145-1330
                         (704) 633-8250
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Dan A. Boone
  Vice President-Finance, Chief Financial Officer and Secretary
                         Food Lion, Inc.
                          P.O. Box 1330
                      2110 Executive Drive
              Salisbury, North Carolina 28145-1330
                         (704) 633-8250
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
                    Bruce S. Mendelsohn, P.C.
            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            Suite 400
                      Washington, DC 20036
                         (202) 887-4446
  Approximate date of commencement of the proposed sale to the public:
   From time to time after this Registration Statement becomes effective as the registrant may determine.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than
securities   offered  only  in  connection   with   dividend   or
reinvestment plans, check the following box:  x

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement relates also to Registration Statement No. 33-40457 and may be used in connection with such Registration Statement.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


     SUBJECT TO COMPLETION, DATED June 30, 1994
PROSPECTUS
                        $350,000,000

                      FOOD LION, INC.
                      Debt Securities
            Warrants to Purchase Debt Securities

      Food  Lion, Inc. (the "Company") intends to issue
from  time  to time in one or more series its unsecured
debt  securities ("Debt Securities") with an  aggregate
initial public offering price or purchase price  of  up
to  $350,000,000 or the equivalent thereof  in  one  or
more  foreign  or composite currencies,  including  the
European  Currency  Unit ("ECU").  Debt  Securities  of
each  series will be offered on terms to be  determined
by  market conditions.  The Company may issue and  sell
Debt  Warrants to purchase Debt Securities on terms  to
be   determined  at  the  time  of  sale.   (The   Debt
Securities  and  Debt Warrants are herein  collectively
referred  to as the "Securities.")  Securities  may  be
sold  for  U.S. dollars or for one or more  foreign  or
composite currencies, and the principal of, premium, if
any, and any interest on Debt Securities may be payable
in  U.S. dollars or in one or more foreign or composite
currencies.   Debt  Securities  of  a  series  will  be
issuable  as  individual securities in registered  form
without  coupons.  Debt Warrants will  be  issuable  in
registered  form  and  may be  offered  with  the  Debt
Securities  or  separately.   A  Prospectus  Supplement
accompanying    this    Prospectus    (a    "Prospectus
Supplement")  will set forth the specific  designation,
aggregate  principal  amount,  currency  in  which  the
principal,  premium,  if  any,  and  any  interest  are
payable,  rate (or method of calculation) and time  and
place   of   payment   of   any  interest,   authorized
denominations,  maturity,  offering   price   and   any
redemption terms of the Debt Securities; the duration, purchase price, exercise price, detachability and terms of any Debt Warrants; and any other specific terms of the Securities in respect of which this Prospectus is being delivered.

       The  Securities  may  be  sold  by  the  Company
directly, through agents designated from time to  time,
through dealers or one or more underwriters, or through
a  syndicate  of underwriters, managed by one  or  more
underwriters.  If underwriters or agents  are  involved
in  any  offering  of  Securities,  the  names  of  the
underwriters  or  agents  will  be  set  forth  in  the
applicable  Prospectus Supplement.  If an  underwriter,
agent  or  dealer  is  involved  in  any  offering   of
Securities,   the   underwriter's   discount,   agent's
commission or dealer's purchase price will be set forth
in, or may be calculated from the information set forth
in,  the applicable Prospectus Supplement, and the  net
proceeds to the Company from such offering will be  the
public  offering  price of such  securities  less  such
discount,  in  the  case  of  an  offering  through  an
underwriter,  or the purchase price of such  Securities
less  such  commission,  in the  case  of  an  offering
through  an  agent, and less, in each case,  the  other
expenses  of  the Company associated with the  issuance
and  distribution  of such Securities.   See  "Plan  of
Distribution" for specific details.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.



      The date of this Prospectus is           , 1994.
     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.



                     AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the commission:
New York Regional Office, 14th Floor, 75 Park Place, New York, New York 10006 and Chicago Regional Office, Room 3190, 230 South Dearborn Street, Chicago, Illinois 60604; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by such a holder.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

               INCORPORATION OF CERTAIN DOCUMENTS

     The following documents filed with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1994;
(ii) the Company's Form 8-K filed on January 7, 1994; and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 1994. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to Mr. Dan A. Boone, Vice President-Finance, Chief Financial Officer and Secretary, Food Lion, Inc., 2110 Executive Drive, P.O. Box 1330, Salisbury, North Carolina 28145-1330, (704) 633-
8250.



     References herein to "U.S. dollars," "dollars" or "$" are to the lawful currency of the United States.

                          THE COMPANY

General

     The Company operates food supermarkets primarily in the southeastern and parts of the southwestern United States. The Company's stores, which are operated under the name "Food Lion," sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and non-food items such as tobacco, health and beauty aids and other household and personal products. Food Lion currently operates deli-bakery departments in approximately 50% of its stores. Deli/bakeries are included in approximately 80% of new store openings. Deli/bakeries are added to existing stores after research indicates a customer demand for such products. The Company offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged for the Company under the private label "Food Lion." The Company has a policy of selling merchandise at low item prices in order to increase volume without a proportionate increase in fixed and operating expenses.
     As of March 26, 1994, the Company operated a total of 1,048 supermarkets in 14 states:

          State         Number     State         Number
                          of                       of
                        Stores                   Stores

          North Carolina 359       Oklahoma        12
          Virginia       218       Maryland        21
          Florida        110       Kentucky        12
          South Carolina  97       West Virginia   13
          Texas           67       Delaware         6
          Tennessee       70       Louisiana        5
          Georgia         51       Pennsylvania     7

      The size of the Company's supermarkets averages 26,345 square feet and ranges from 15,600 square feet to 38,800 square feet. All of the Company's supermarkets are self-service, cash and carry stores which have off-street parking. The Company's supermarkets are served by the Company's nine warehousing and distribution facilities located in Salisbury and Dunn, North Carolina; Prince George County, Virginia; Elloree, South Carolina; Green Cove Springs and Plant City, Florida; Clinton, Tennessee; Greencastle, Pennsylvania; and Roanoke, Texas.

     An ever increasing base of existing stores makes it unlikely that the Company will be able to consistently achieve growth rates that it has experienced historically. Other factors that may affect the Company's future growth include the Company's ability to open and operate profitable stores and to project and control capital-related expenditures. Acceptance of the Company's merchandising strategies by customers located in new markets, or the Company's ability to adapt its merchandising strategies to generate increased revenues in new markets, also will affect the Company's future growth.

      The Company was incorporated in North Carolina in 1957 and maintains its principal executive offices at 2110 Executive
Drive,  Post  Office Box 1330, Salisbury, North  Carolina  28145-
1330, and its telephone number is (704) 633-8250.

Recent Developments


             On November 5, 1992, ABC Television's PrimeTime Live accused the Company of improper food handling and sanitation practices . Subsequent to the story, same store sales - sales for stores open in comparable periods - declined 9.5% in November of 1992. Same store sales improved steadily during 1993 and the first two quarters of 1994, and sales for the Company have now recovered to pre-PrimeTime Live levels. Gross profit has also improved each quarter since the story's broadcast. Selling and administrative expenses as a percent of sales are still approximately 10 % higher than they were before the broadcast due, in part, to increases in advertising, legal and public relation costs associated with addressing continuing tatics from the United Food and Commercial Workers Union International's "Corporate Campaign" to discredit or damage the Company's credibility and for ongoing strategic efforts to strengthen customer relations. Although the Company continued to experience pressure on expenses during the first two quarters of 1994, the Compnay anticipates that expenses as a percent of sales should decline during the remainder of 1994. During the second quarter of 1994, the Food & Drug Administration awarded the Company's a rating of "excellent" based on an in-depth survey of food safety and sanitation of Food Lion stores.



                        USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include capital expenditures and the repayment of existing debt.

                    SELECTED FINANCIAL DATA

      The following selected financial data for the five year period ended January 1, 1994 are derived from the financial statements of the Company, which have been audited by Coopers & Lybrand, independent accountants. The financial data for the 12 weeks ended March 26, 1994 and March 27, 1993 are derived from the unaudited financial statements of the Company and, in the opinion of management of the Company, include all adjustments consisting of normal recurring accruals necessary to reflect fairly the data for such periods. Results for the 12 weeks ended March 26, 1994 are not necessarily indicative of the results for the 1994 fiscal year. The data should be read in conjunction with the financial statements, related notes and other financial information incorporated by reference herein.

                         12 Weeks Ended           Years Ended
                          3/26   3/27   1/1    1/2   12/28   12/29   12/30
Statement of Income Data  1994   1993   1994   1993  1991(1) 1990(1)  1989
(in millions except
 per share data
 and ratios)
Net sales               $1,804 $1,657 $7,610 $7,196  $6,439  $5,584 $4,717
Gross profit               363    316  1,489  1,436   1,336   1,137    945
Income before income        51     36      6    291     341     284    230
 taxes (4)
Provision for income        20     14      2    113     136     112     91
 taxes
Net income(4)               31     22      4    178     205     173    140
Earnings per share(2)(4)  0.06   0.05   0.01   0.37    0.42    0.36   0.29
Ratio of earnings to
  fixed charges(3)         2.2    1.8    1.0    2.8     3.5     3.4    3.3

Balance Sheet Data
(in millions)
Total assets            $2,472 $2,470 $2,504 $2,521  $2,019  $1,580 $1,282
Long-term debt,
 excluding current
 portions                  569    241    569    241     247      98    100
Capital lease oblig.
  excluding
  current portion          289    254    302    246     195     154     95
Deferred taxes and
  deferred
  compensation              37     88     37     86      69      36     37
Shareholders' equity       938    967    918    956     831     673    538



(1)  Restated  to give effect to the Company's adoption  of  SFAS
     No. 109, "Accounting for Income Taxes." See Note 8 of Notes to Financial Statements incorporated herein by reference.

(2) Earnings per share have been restated where appropriate to reflect a three-for-two stock split effected in the form of a 50% stock dividend on June 8, 1992.

(3)  For the purposes of calculating this ratio, earnings consist of  income  before  provision for  income  taxes  and  fixed
     charges.    Fixed  charges  consist  of  interest   on   all
     indebtedness and total base rent payments.

(4) Year ended 1/1/94 includes store closing charge of $170.5 million pre-tax and $104 million after tax.




                 DESCRIPTION OF DEBT SECURITIES

      The Debt Securities are to be issued under an Indenture dated as of August 15, 1991, and any indentures supplemental thereto (collectively, the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The following statements with respect to the Debt Securities are summaries of the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. References in italics are to sections of the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. As used under this caption, the term "Debt Securities" includes the debt securities being offered by this Prospectus and all other debt securities issued from time to time by the Company under the Indenture.

General

      The  Debt Securities will be unsecured obligations  of  the
Company, ranking equally with all other unsecured and unsubordinated Indebtedness of the Company. Reference is made to the Prospectus Supplement for the terms of the series of Debt Securities being offered thereby, including, where applicable:
(i) the title of such Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities;
(iii) the date or dates on which the principal and premium, if any, of such Debt Securities are payable; (iv) the rate or rates, or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the interest payment dates on which such interest will be payable and the record dates for the interest payable on such interest payment dates; (v) whether such Debt Securities are to be issued as Original Issue Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (vi) the place or places where the principal of, and premium, if any, and any interest on such Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise; (viii) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder and the price or prices at which and the period or periods within which and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (x) if other than the principal amount, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereon pursuant to the Indenture; (xi) if other than U.S. dollars, the coin, currency or currencies in which payment of the principal (and premium, if any) and interest, if any, on such Debt Securities will be payable; (xii) if the principal (and premium, if any) or interest, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder, in a coin, currency, or currencies other than that in which the Debt Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (xiii) if the amount of payments of principal (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which such amount will be determined; (xiv) any additional Events of Default provided for with respect to such Debt Securities; (xv) provisions, if any, for the defeasance of such Debt Securities; and (xvi) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 2.02)

     If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

      One or more series of Debt Securities may be sold at a discount below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Securities"). One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

      Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable at the principal corporate trust office of the Trustee at 101 Barclay Street, 21st Floor, New York, New York 10286; provided, however, that payment of interest on Debt Securities may be made at the option of the Company by check mailed to the Holders thereof. (Sections 2.02 and 4.01)

      Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities may be transferred or exchanged at the office or agency maintained by the Company for such purpose, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. (Section 2.05)

      All moneys paid by the Company to the Trustee for the payment of principal of (and premium, if any) or any interest on any Debt Security that remains unclaimed by the Holder of such Debt Security at the end of two years after such principal, premium or interest shall have become due and payable will be repaid by the Trustee to the Company on demand, and such Holder will thereafter look only to the Company for payment thereof. (Section 12.05)

      The Indenture contains no covenants or other provisions to afford protection to holders of the Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "Certain Covenants of the Company Under the Indenture -- Merger, Sale, Lease, etc." below. In the event such protective covenants or provisions are added at a later time, they will be described in the applicable Prospectus Supplement.

Global Debt Securities

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchangeable in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Section 2.03)

      The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

Certain Covenants of the Company Under the Indenture

      The Indenture contains certain covenants described below which are applicable to the Company with respect to any and all series of Debt Securities issued thereunder. Specific covenants, if any, peculiar to a particular series of Debt Securities to be offered hereby will be described in the Prospectus Supplement relating thereto.

      Restrictions on Liens. The Indenture provides that the Company will not, and will not permit any subsidiary to issue, assume or guarantee any debt for money borrowed (herein referred to as "Indebtedness") if such Indebtedness is secured by any mortgage, deed of trust, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property (as defined in the Indenture) of the Company or of any subsidiary or any shares of stock or Indebtedness of any subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with such Indebtedness. The foregoing restriction does not apply to (i) mortgages on any property acquired, constructed or improved by the Company or any subsidiary after the date of the Indenture, which are created or assumed within 36 months after such acquisition or the completion of such construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 36 month period) to secure or provide for the payment of the purchase price or cost thereof, or mortgages existing on any property at the time of its acquisition; (ii) mortgages existing on any property acquired from a corporation merged with or into the Company or a subsidiary; (iii) mortgages on property of any corporation existing at the time it becomes a subsidiary; (iv) mortgages to secure Indebtedness of a subsidiary to the Company or to another subsidiary; (v) mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages; or (vi) mortgages for extending, renewing or replacing Indebtedness secured by any mortgage referred to in the foregoing clauses (i) to (v), inclusive, or in this clause (vi). The foregoing restriction does not apply to the issuance, assumption or guarantee by the Company or any subsidiary of Indebtedness secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Indebtedness of the Company and its subsidiaries (not including secured Indebtedness permitted under the foregoing exceptions) and the Value (as defined in the Indenture) of Sale and Lease-back Transactions (as defined in the Indenture) existing at such time (other than any Sale and Lease-back Transaction the proceeds of which have been applied to the retirement of certain long-term Indebtedness or to the purchase of other Operating Property within two years after such Sale and Lease-back Transaction, and other than any Sale and Lease-back Transaction in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed 8% of Consolidated Capitalization (as defined in the Indenture). (Section 4.11)

      Restrictions on Sale and Lease-back Transactions. Sale and Lease-back transactions by the Company or any subsidiary of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 36 months and except for leases between the Company and a subsidiary or between subsidiaries) unless:

           (i) the net proceeds of such Sale and Lease-back Transaction are at least equal to a percentage of the sum of all costs incurred by the Company in connection with the acquisition of, and construction of any improvement on, the Operating
Property to be leased, such percentage to be determined as follows:

               (A) if the Sale and Lease-back Transaction occurs within 36 months following completion of the construction of the principal improvement on the Operating Property to be leased, then such percentage shall be 100%;

               (B) if the Sale and Lease-back Transaction occurs between 37 months and 60 months following completion of the construction of the principal improvement on the Operating Property to be leased, then such percentage shall be 95%; or

               (C) if the Sale and Lease-back Transaction occurs after 60 months following completion of the construction of the principal improvement on the Operating Property to be leased, then such percentage shall be 90%; and

          (ii) either (A) the Company or such subsidiary would be entitled to incur Indebtedness secured by a mortgage on the property to be leased without securing the Debt Securities, pursuant to clause (i) under "Restrictions on Liens" or (B) the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" or (C) the Company applies an amount equal to the sum of all costs incurred by the Company in connection with the acquisition of, and the construction of any improvements on, such property (x) to the payment or other retirement of certain Indebtedness of the Company or a subsidiary or (y) to the purchase of Operating Property (other than that involved in such Sale and Lease-back Transaction). (Section 4.12)

      Merger, Sale, Lease, etc. The Indenture provides that the Company will not merge into any other corporation or sell, convey, transfer or lease its properties and assets substantially as an entirety to any person other than a subsidiary, unless the successor corporation or person that acquires all or substantially all the assets of the Company shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and, immediately after such transaction, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company. (Section 11.01)

      Other Covenants. The Indenture contains other covenants applicable to all series of Debt Securities issued thereunder, including covenants respecting the payment of taxes, maintenance of properties and other matters. (Article Four)

Definitions (Section 101)

      The term "Consolidated Capitalization" is defined to mean the total of all the assets appearing on the Consolidated Balance
Sheets  of  the Company and its subsidiaries, less the following:
(1) current liabilities and (2) deferred income taxes.

      The term "Indebtedness" is defined to mean all indebtedness of the Company for money borrowed.

      The term "Nonrecourse Indebtedness" is defined to mean that portion of secured Indebtedness which, on the date such secured Indebtedness becomes due by acceleration or at its stated maturity, is less than or equal to the value of the collateral securing such Indebtedness.

      The term "Operating Property" is defined to mean any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by the Company or any subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated Capitalization. As of the date of this Prospectus, none of the Company's supermarkets constituted an Operating Property.

      The term "Sale and Lease-back Transaction" shall mean any arrangement with any person providing for the leasing to the Company or any subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 48 months and except for leases between the Company and a subsidiary or between subsidiaries), which Operating Property has been or is to be sold or transferred by the Company or such subsidiary to such person.

      The term "Value" is defined to mean, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction or (ii) the sum of all costs of the Company incurred in connection with the acquisition of such property and the construction of any improvements thereon, as determined in good faith by the Company at the time of entering into such Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of more than 50% in principal amount of the Outstanding Debt Securities of all series issued under the Indenture which are affected by the modification or amendment (voting as one class), to execute supplemental indentures modifying the rights of the Holders of Debt Securities, provided that, without the consent of all Holders of then Outstanding Debt Securities affected, no such modification shall extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon redemption thereof, or reduce the amount of the principal of the Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof, or change the aforesaid percentage of Debt Securities, the consent of Holders of which will be required for any such modification. (Section 10.02) Generally, the principal amount of the Debt Securities that is deemed Outstanding is the principal amount thereof, except, (a) as to Original Issue Discount Securities, it is the portion of the principal amount thereof that then would be due and payable upon an acceleration of the maturity thereof pursuant to an Event of Default; and (b) as to Debt Securities denominated in a currency other than U.S. dollars, it is the amount of U.S. dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for purchasing U.S. dollars with such currency at or about the date of determination. (Section 1.01)

      The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the Holders, to execute supplemental indentures modifying the Indenture for the purpose of adding covenants, restrictions, conditions or provisions for the protection of the Holders of all or any series of Debt Securities, curing any ambiguity in the Indenture or any supplemental indenture, correcting or supplementing any provision of the Indenture or any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or any supplemental indenture, and taking certain other actions that shall not adversely affect the rights of any Holder. (Section 10.01)

Events of Default

      The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 30 days in any payment of interest on such series; (ii) default in any payment of principal of (and premium, if any, on) such series when due; (iii) default in the payment of any sinking fund installment when due; (iv) default for 90 days, after notice, in the performance of any other covenants in the Indenture (other than any covenant provided for by the Indenture solely for the benefit of a series of Debt Securities other than that series or a covenant for which the Indenture specifically provides otherwise);(v) failure in the performance or observance of Section 4.11 (Restrictions on Liens) or Section 4.12 (Restrictions on Sale and Lease-back Transactions) and continuance of such failure for 90 days after receipt of written notice given by the Trustee or the Holders of at least 25% in aggregate principal amount of Debt Securities at the time Outstanding; (vi) a default under any other indenture or instrument under which the Company has outstanding at the date of such default an aggregate principal amount of Indebtedness, excluding, for this purpose, Nonrecourse Indebtedness, in excess of 2% of Consolidated Capitalization (including an Event of Default with respect to any other series of Debt Securities), provided that such Indebtedness shall have been accelerated so that such Indebtedness shall be or become due and payable prior to the date on which the same would otherwise have become due and payable; (vii) default in the payment at the stated maturity thereof of an aggregate principal amount of Indebtedness, excluding, for this purpose, Nonrecourse Indebtedness (including such a default with respect to a series of Debt Securities other than that series), in excess of 2% of Consolidated Capitalization; (viii) certain events of bankruptcy, insolvency or reorganization; or (ix) such other events as may be established with respect to that series in accordance with
Section 2.02 of the Indenture. An Event of Default with respect to a particular series of Debt Securities issued under the Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clauses (i), (ii),
(iii) or (ix) shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of Debt Securities of all series affected then Outstanding may declare the entire principal (or, if the Debt Securities of such series are Original Issue Discount Securities, the portion of the principal amount specified in the terms of such series) of all the Debt Securities affected thereby and interest accrued thereon to be due and payable. In case an Event of Default under clauses (iv), (v),
(vi), (vii) or (viii) shall occur and be continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of all the Outstanding Debt Securities (treated as one class) may declare the entire principal (or, if any Debt Securities are Original Issue Discount Securities, the portion of the principal amount specified in the terms of such series) of all the Debt Securities then outstanding and interest accrued thereon to be due and payable. Any Event of Default with respect to a particular series of Debt Securities (or of all the Debt Securities, as the case may be) may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series (or of all the Outstanding Debt Securities, as the case may be), except in each case a failure to pay principal or premium, if any, or interest on such Debt Securities. (Section 6.01; Section 6.06)

      The Indenture requires the Company to file with the Trustee an Officers' Certificate annually as to knowledge of any default under the terms of the Indenture. (Section 4.06) The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal or premium, if any, or interest) if the Trustee considers it in the interest of the Holders of the Debt Securities to do so. (Section 6.07)

      Subject to the provisions of the Indenture relating to the duties of the Trustee, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity against costs, expenses and liabilities incurred by the Trustee. (Sections 6.04, 7.01 and 7.02) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority (voting as one class) in principal amount of the Outstanding Debt Securities of any or all series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may decline to follow such direction if it in good faith determines that doing so would involve the Trustee in personal liability or if the Trustee deems such direction unduly prejudicial to any Holders not joining in such direction. (Section 6.06) The Indenture provides that notwithstanding any other provisions thereof, the right of any Holder to receive payment of the principal of (and premium, if any) and interest on the Debt Securities or to institute suit for the enforcement thereof shall not be impaired or affected without such Holder's consent. (Section 6.04)

Defeasance

      Unless otherwise provided in the Prospectus Supplement with respect to any series of Debt Securities, the Company, at its option, (i) will be discharged from any and all obligations in respect of such Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or
(ii) need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants of the Company Under the Indenture"), in each case if the Company deposits with the Trustee, in trust, (a) money or (b) U.S. Government Obligations (defined below) or a combination of (a) and (b) which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such series.
(Section 12.02) In order to avail itself of either of the foregoing options, the Company must, among other things, provide to the Trustee an opinion of independent counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 12.02) "U.S. Government Obligations" means generally (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof. (Section 1.01) In addition, the Company can also obtain a discharge under the Indenture with respect to all the Debt Securities of a series by depositing with the Trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the Debt Securities of such series provided that all of the Debt Securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year. No such opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge pursuant to the immediately preceding sentence. In the event of any discharge of Debt Securities pursuant to the terms of the Indenture described above, the Holders of such Debt Securities will thereafter be able to look solely to such trust fund, and not to the Company, for payments of principal, premium, if any, and interest, if any. (Sections 12.01 and 12.02)

Concerning the Trustee

      The Company maintains banking relationships (including the extension of credit) in the ordinary course of business with the Trustee.

                  DESCRIPTION OF DEBT WARRANTS

      The Company may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities. If the Debt Warrants are issued together with any Debt
Securities, they may be attached to or separate from such Debt Securities. The Debt Warrants are to be issued under a Debt Warrant Agreement (the "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Debt Warrant Agent"), and may be issued in one or more series, all as shall be set forth in the Prospectus Supplement relating thereto. The forms of the Debt Warrant Agreement and the certificates for the Debt Warrants are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrants do not purport to be complete and such summaries are subject to the detailed provisions of the Debt Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Warrants. References in italics are to sections of the Debt Warrant Agreement. Wherever particular provisions of the Debt Warrant Agreement are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

General

      Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Warrants:
(i) the price at which the Debt Warrants will be issued; (ii) the currency or composite currency for which the Debt Warrants may be purchased; (iii) the designation, aggregate principal amount, currency or composite currency and terms of the Debt Securities that may be purchased upon exercise of the Debt Warrants; (iv) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt
Warrants issued with each of such Debt Securities; (v) if applicable, the date on and after which the Debt Warrants and the related Debt Securities will be separately transferable; (vi) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which and the currency or composite currency in which such principal amount of Debt Securities may be purchased upon such exercise; (vii) the date on which the right to exercise the Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire or, if the Debt Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Debt Warrant Exercise Date," which term shall also mean, with respect to Debt Warrants continuously exercisable for a period of time, every date during such period); (viii) any applicable United States Federal income tax consequences; (ix) the identity of the Debt Warrant Agent in respect of the Debt Warrants; (x) the proposed listing, if any, of the Debt Warrants or the Debt Securities purchasable upon exercise thereof on any securities exchange; and (xi) any other terms of the Debt Warrants.

       Debt  Warrants  of  each  series  will  be  evidenced   by
certificates (the "Debt Warrant Certificates") in registered form. (Section 1.02)

      At the option of the holder upon request confirmed in writing, and subject to the terms of the Debt Warrant Agreement, Debt Warrants may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed) at the corporate trust office of the Debt Warrant Agent for such series of Debt Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Debt Warrants) without service charge and upon payment of any taxes and other governmental charges as described in the Debt Warrant Agreement. Such transfer or exchange will be effected only if the Debt Warrant Agent for such series of Debt Warrants is satisfied with the documents of title and identity of the person making the request. (Section 4.01)

      The Debt Warrant Agreement contains no covenants or other provisions to afford protection to holders of the Debt Warrants in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "Merger or Disposition of Assets" below. In the event such protective covenants or provisions are added at a later time, they will be described in the applicable Prospectus Supplement.

Exercise of Debt Warrants

      Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement. Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date set forth in the Prospectus Supplement. After the close of business on the Debt Warrant Expiration Date (or such later date to which the Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will become void. (Section 2.02)

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement, Debt Warrants may be exercised by delivery to the Debt Warrant Agent of the Debt Warrant Certificate evidencing such Debt Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise. (Section 2.03) The exercise price of Debt Warrants will be that price applicable on the date of receipt of payment in full of the requisite amount of funds, determined as set forth in the Prospectus Supplement. Upon receipt of such payment (plus payment of any accrued interest  on  the  Debt  Securities  being  purchased,  from  and including the immediately preceding interest payment date for such Debt Securities to and including the Debt Warrant Exercise Date (unless the Debt Warrant Exercise Date is after the record date, if any, but on or before the immediately succeeding interest payment date, if any, for the Debt Securities being purchased, in which case no accrued interest is payable in respect of Debt Securities to be issued as registered Securities) and upon surrender of such Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable under such exercise. If fewer than all of the Debt Warrants represented by a Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued representing the remaining number of Warrants. (Section 2.03)

Modifications

      The Debt Warrant Agreement and the terms of the Debt Warrants and the Debt Warrant Certificates may be amended by the Company and the Debt Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders in any material respect. (Section 6.01)

Merger or Disposition of Assets

      If at any time there shall be a merger of the Company or a disposition of substantially all of its assets as permitted under the Indenture, the successor corporation thereunder shall succeed to and assume all obligations of the Company under the Debt Warrant Agreement and the Debt Warrant Certificates. (Section 3.04) See "Description of Debt Securities -- Certain Covenants of the Company."

Enforceability of Rights of Debt Warrantholders; Governing Law

      The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holder of Debt Warrant Certificates or beneficial owners of Debt Warrants. (Section 5.02) Any holder of Debt Warrant Certificates may, without the consent of the Debt Warrant Agent, any other holder, the Trustee or the holder of any Debt Securities issued upon exercise of Debt Warrants, enforce by appropriate legal action, on its own behalf, its right to exercise the Debt Warrants evidenced by such Debt Warrant Certificates in the manner provided therein and in the Debt Warrant Agreement. (Section 3.03) No holder of any Debt Warrant Certificate or beneficial owner of any Debt Warrants evidenced thereby shall be entitled to any of the rights of a holder of the Debt Securities purchasable upon exercise of such Debt Warrants, including, without limitation, the right to receive the payment of principal or premium, if any, or interest, if any, on such Debt Securities or to enforce any of the covenants in the Indenture. (Section 3.01) The Debt Warrants and each Debt Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York. (Section 6.04)

                      PLAN OF DISTRIBUTION

      The  Company may sell the Securities in any of three  ways:
(i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

      If underwriters or dealers are used in the sale, the Securities will be acquired by such underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

      Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

      If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase the Securities being offered hereby from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                         LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld,
L.L.P.,  1333 New Hampshire Avenue, N.W., Suite 400,  Washington,
DC 20036.

                            EXPERTS

     The balance sheets as of January 1, 1994 and January 2, 1993 and the statements of income, shareholders' equity, and cash flows and related financial statement schedules for each of the three fiscal years in the period ended January 1, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:

          Securities Act Registration Fee               $  62,594
          Printing and Engraving                           50,000
          Legal Fees and Expenses                          50,000
          Accounting Fees and Expenses                     10,000
          Blue Sky Fees and Expenses                       15,000
          Fees of Indenture Trustee                        20,000
          Rating Agency Fees                              110,000
          Miscellaneous                                    32,406

          TOTAL........................................   350,000


Item 15.  Indemnification of Directors and Officers

      Sections 55-8-50 through 55-8-58 of the revised North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding also may apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

      The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding
(i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Registrant.

      The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

      The Registrant maintains directors' and officers' liability insurance, under which any controlling persons, director or officer of the Registrant is insured or indemnified against certain liabilities which he may incur in his capacity as such.

       Under agreements which may be entered into by the Registrant, certain controlling persons, directors and officers of the Registrant may be entitled to indemnification by underwriters and agents who participate in the distribution of Securities covered by the Registration Statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.  List of Exhibits

Exhibit No.              Description


4b        Indenture  dated  as of August 15,  1991,  between  the
          Registrant and The Bank of New York, as Trustee
4.1a      Form of  Debt Warrant Agreement
4.2a      Form of  Debt Warrant Certificate
5         Opinion  of counsel to the  Registrant
          regarding legality of the Securities
12        Calculation  of ratio  of  earnings  to
          fixed charges
23.1      Consent of Akin, Gump, Strauss, Hauer  &
          Feld, L.L.P. (included in Exhibit 5)
23.2b     Consent of Independent Accountants
24b       Power of Attorney
25b       Statement of Eligibility and
          Qualification of the Trustee on Form T-1



a    Incorporated  by  reference  to  the  corresponding  exhibit
     included   in  Item  16  of  the  Registrant's  Registration
     Statement on Form S-3 (No. 33-40457).
b    Previously filed.


Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration
Statement:

           (i)   To  include any prospectus required  by  Section
10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment by those shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement at the time it was declared effective, and each post-effective amendment, if any, that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to its Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on June 30 , 1994.

                                   FOOD LION, INC.


                                   By:
                                        Tom E. Smith
                                         Chairman  of the  Board,
                                         President and
                                         Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Food Lion, Inc.'s Registration Statement has been signed by the following persons in the capacities indicated on June 30, 1994.



Tom E. Smith                          Jacqueline Kelly Collamore
Chairman of the Board, President,     Director
Chief Executive Officer and Director



Dan A. Boone                          Charles de Cooman
                                      d'Herlinckhove
Vice President-Finance,               Director
Chief Financial Officer and
Director (Principal Financial Officer)



Carol Herndon                         William G. Ferguson
Controller (Principal Accounting      Director
Officer)



Jacques LeClercq                      Pierre Beckers
Director                              Director




Gui de Vaucleroy                      John P. Watkins
Director                              Director




                                      Dr. Bernard W. Franklin
                                      Director

                            EXHIBITS
                         EXHIBIT INDEX
                               to
             Registration Statement on Form S-3 of
                        Food Lion, Inc.


                                                    Sequential
Exhibit        Description                          Page No.
No.



    4b         Indenture dated as of August 15,
               1991, between the Registrant and
               The Bank of New York, as Trustee

   4.1a        Form of Debt Warrant Agreement

   4.2a        Form  of   Debt  Warrant Certificate

    5          Opinion   of  counsel   to   the
               Registrant regarding legality of
               the Securities

    12         Calculation of ratio of earnings
               to fixed charges

   23.1        Consent  of Akin, Gump, Strauss,
               Hauer  &  Feld, L.L.P. (included
               in Exhibit 5)

  23.2b        Consent of Independent
               Accountants

   24b         Power of Attorney

   25b         Statement  of  Eligibility   and
               Qualification of the Trustee  on
               Form T-1




a    Incorporated  by  reference  to  the  corresponding  exhibit
     included   in  Item  16  of  the  Registrant's  Registration
     Statement on Form S-3 (No. 33-40457).

b    Previously filed.